Exhibit 99.2

Second Quarter Fiscal 2023 Letter to Shareholders

Exhibit 99.2
Second Quarter Fiscal 2023 Highlights
•Net sales were $132.7 million, an increase of $14.2 million, or 12%, from the prior year period and up more than 9% quarter over quarter from $121.4 million;
•Sequential gross margin improved to 23%, driven by pricing increases and overall customer demand;
•Net loss was $13.6 million compared to a net loss of $5.4 million in the prior year period and $7.4 million last quarter;
•Adjusted EBITDA* loss was $3.1 million compared to adjusted EBITDA income of $4.5 million in the prior year period and improved from a loss of $4.9 million last quarter;
•Improved balance sheet and grew unrestricted cash by nearly $8 million in the quarter to more than $17 million;
•Continued rollout of pricing increases while reducing higher cost inventory, which helped drive revenue and set the stage for margin improvement in the coming quarters;
•Appointed a new head of DSD business who will help drive growth and efficiencies while improving focus and profitability in this key business area.
(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this letter.)

Exhibit 99.2
CEO Discussion
Dear Shareholders,
Welcome to our inaugural quarterly shareholder letter. Moving forward, we are adopting this format for our reporting of our quarterly results so that we can provide more fulsome context and color around our performance, strategy, and progress. The team at Farmer Brothers Co. (“Farmer Brothers” or the “Company”) is committed to maintaining open and transparent communication with its shareholders and looks forward to receiving feedback on this new approach.
For over 110 years, Farmer Brothers has set the standard as a leading coffee roaster, wholesaler, equipment servicer, and distributor of coffee, tea and other allied products manufactured under our owned brands, as well as under private labels on behalf of certain customers. The Company has navigated many different economic cycles in its history. More recently, the Company worked through the COVID-19 pandemic and current macro uncertainty while executing a comprehensive turnaround strategy designed to position the Company for long-term, profitable growth. Today our underlying cost structure is fundamentally improved, as has our balance sheet, and sales growth continues to improve. Our work continues as we build new revenue growth streams while addressing critical systems and working capital management areas that will support operational agility and optimize cash flows.
Despite short-term challenges in the first half of the fiscal year, including macroeconomic factors, market pressures, and continued inflationary pressures, we believe that our recent price increases and continued customer demand are starting to positively impact our results. We made progress in fiscal Q2 relative to Q1, delivering continued sales growth, slight gross margin expansion, and improved Adjusted EBITDA as we held operating costs in check despite inflationary pressures. We also believe that fiscal Q2 will prove to be the high-water mark for our cost per coffee pound for the foreseeable future.
That said, we recognize that our results need to improve significantly to achieve the performance our turnaround work has laid the groundwork for. In this letter, we will share details on our efforts to drive improved performance, beginning with our expectations for a more pronounced margin recovery in the fiscal year's second half. As we manage through the near term, we also remain confident that strategic initiatives lay the path for long-term profitable growth and increased shareholder value.

Exhibit 99.2
Q2 FY23 Financial Results
Sales
Net sales in the second quarter of fiscal 2023 were $132.7 million, an increase of $14.2 million, or 12%, from the prior year period. Growth in net sales primarily reflects traction with higher per-pound pricing in both our DSD and Direct Ship sales channels as our pricing increases continue to take effect. Lower volume compared to the prior year offset some of the sales expansion, with the majority of the decline in our Direct Ship sales channel which was primarily due to the loss of a large customer at one of our major national accounts.
Cost of Sales
Cost of sales increased 22.6% to $102.3 million for the three months ended December 31, 2022, compared to $83.5 million for the three months ended December 31, 2021. The increase in the cost of sales was primarily due to a rise in underlying commodities pricing, inflationary pressures, and higher product costs.
Gross Profit
Gross profit decreased to $30.4 million for the three months ended December 31, 2022, compared to $35.0 million for the three months ended December 31, 2021. Gross margin decreased to 22.9% for the three months ended December 31, 2022 from 29.5% for the three months ended December 31, 2021. However, we saw gross margins improve incrementally on a quarter-over-quarter basis and we expect continued improvement over the next 2-3 quarters. The year-over-year decrease was attributable in part to what we believe were peak coffee costs and the nature of our contractual cost-plus pricing agreements that have resulted in margin pressure at a time of other inflationary cost pressures.
Operating Expenses
In the three months ended December 31, 2022, operating expenses decreased $2.5 million to $37.1 million, or 28.0% of net sales, from $39.6 million, or 33.4% of net sales in the prior year period. This decrease was due to a $1.6 million decrease in general and administrative expenses and a $0.8 million decrease in selling expenses. The decrease in general and administrative expenses during the three months that ended December 31, 2022 was primarily due to a reduction in incentive compensation expenses. Additionally, the second quarter costs were higher than the previous quarter due to asset sales and other one-time gains in the first quarter.
Interest Expense
Interest expense in the second quarter of fiscal 2023 increased $1.1 million to $3.6 million from $2.5 million in the prior year. The increase in interest expense was principally due to an increase in debt obligations and interest rates compared to the prior year period.
Other, Net
Other, net in the three months ended December 31, 2022 saw a change in the cost of $5.0 million to an expense of $3.3 million compared to income of $1.8 million in the prior year period. The change was primarily a result of mark-to-market expenses on coffee-related derivative instruments not designated as accounting hedges in the current period compared to net mark-to-market gains in the prior year period.
Tax Expense
In the three months ended December 31, 2022, tax expense was $40.0 thousand compared to $126.0 thousand in the three months ended December 31, 2021.

Exhibit 99.2
Adjusted EBITDA
Adjusted EBITDA loss was $3.1 million in the second quarter of fiscal 2023, an improvement over the last quarter from a loss of $4.9 million and compared to earnings of $4.5 million in the prior year period. The Adjusted EBITDA Margin was (2.3)% in the second quarter of fiscal 2023, which also improved quarter over quarter by 170 basis points, compared to an Adjusted EBITDA Margin of 3.8% in the prior year period. Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP financial measures, are reconciled to their corresponding GAAP measures at the end of this letter.
Balance Sheet
Our unrestricted cash balance increased by $7.8 million, from $9.8 million as of June 30, 2022, to $17.6 million as of December 31, 2022. The increase in unrestricted cash was due to a decrease in working capital, net proceeds from the sale of assets branch assets, and net borrowings under our Credit Facilities. As of December 31, 2022, we had $14.3 million available on our Revolver Credit Facility and the outstanding principal on our Revolver and Term Loan Credit Facilities was $113.2 million, an increase of $4.6 million from June 30, 2022. As of and through December 31, 2022, we were in compliance with all of the covenants under the Credit Facilities. Our continued compliance with the debt covenants depends on many factors. If we are unable to cure, obtain a waiver from the lenders, or refinance the Credit Facilities, we anticipate not being able to meet the current contractual covenant beginning June 30, 2023. We consider it probable that management’s plans, including the options described above, will be able to alleviate the potential noncompliance with the debt covenant prior to June 30, 2023.

Exhibit 99.2
Direct Ship and Direct Store Delivery Results
Direct Ship (DS)
We saw low double-digit percentage sales growth in DS on a year-over-year basis as we began to see pricing increases influence our results after a lag period that depressed the first-quarter fiscal 2023 performance. On the volume front, one of our large national accounts experienced the loss of a major customer, leading to a decrease in our pound volume compared to the prior year period. Looking ahead, we are encouraged that the DS business continues to improve materially, aided by our ability to continue price increases to capture the inflationary impacts recently experienced.
Direct Store Delivery (DSD)
We saw positive momentum in our DSD business as revenue was up in the low double-digit percentage range, driven by our pricing increases. Although volume decreased in the quarter, there was strong momentum in December that carried over to January. Inventory also showed positive seasonal trends, and pricing gains were realized. We were not immune to nationwide labor shortages or the supply constraints that remain post-COVID – particularly outside of the US – and what we believe was the high-water mark for coffee costs. Additionally, there is more to be done on the pricing side as we put initiatives in place to ensure recent price increases are fully implemented across our network by the end of this fiscal year. These pricing increases have already started to impact the business positively and should gain momentum throughout the rest of the fiscal year. Looking ahead, we expect that the DSD business has prospects for higher margins and substantial growth opportunities, thanks to the vast number of potential customers, cross-selling opportunities, and lower coffee costs, which should be a meaningful tailwind in the near term. Lastly, we hired a new head of our DSD business with a great deal of managerial and operational experience within the coffee industry and who we believe will help drive growth and efficiencies while improving focus and profitability in this key business area.

Exhibit 99.2
Strategic Priorities
Our focus in the coming quarters remains on completing the final elements of our turnaround; driving process improvements that will support sustainable higher levels of performance; and executing growth initiatives that bring more services and products to customers and leverage our national distribution footprint. Key initiatives include:
•Returning our business to gross margins in the high 20% range as soon as possible and into the low 30% range longer-term;
•Continuing our working capital improvements (including IT applications and supply chain optimization and flexibility), which have shown good progress;
•Launching systems initiatives that we expect will optimize cash utilization and process improvements beginning later this year;
•Executing customer growth opportunities within our DSD business and longer term on our catalytic growth initiatives;
•Selectively optimizing our asset portfolio including our real estate footprint; and,
•Working with a new special committee of the Board of Directors focused on strategic alternatives and capital allocation to ensure that Farmer Brothers is poised to deliver value for shareholders.

Exhibit 99.2
Catalytic Growth Initiatives
In addition to the ongoing turnaround of the Company’s core operations, we are also setting the stage for future growth with strategic initiatives that leverage our distribution network through the introduction of on-trend new products and entry into adjacent opportunities that draw on our brand heritage and reputation for meeting all our customers’ coffee needs. Two of these initiatives, highlighted below, are making steady early progress.
Shott
We are currently in the launch phase with our shelf-stable syrup concentrate partner, Shott. The sales cycle is proceeding smoothly as the product is roughly a month away from availability. Initial engagement with more than a dozen customers has been successful, with a 100% close rate on those sales discussions. This exemplifies how we’re partnering with high-quality suppliers to expand our product set and align with customer tastes and the latest innovations.
Revive
Revive, our equipment service and installation business continues to grow as the market's appetite for these services are substantial. During the quarter, we made significant progress and secured four national service accounts for Revive. Our team has also added new technicians weekly, resulting in consistent net positive weekly results. This initiative is truly exciting, with a growing backlog and the potential for rapid growth as the revenue run rate ramps up.

Exhibit 99.2
ESG Initiatives
Thinking about our ESG initiatives and the sustainability progress we have made as an organization throughout our history, recalls a thought that can best be described in a single word: commitment. The commitment of a group of people who, every day, work diligently toward achieving our sustainability goals. Commitment to developing innovative processes to streamline efficiencies and time to market for our products. And, ultimately, commitment to being part of a team that cares passionately about our industry and the suppliers, growers, and partners who make it all work.
Now, as we continue working to shrink the gap between our current achievements and the sustainability goals we have set, our progress provides the inspiration needed to roll up our sleeves with renewed commitment. We look forward to publishing our latest sustainability report in the coming months and embracing the new calendar year ahead as we remain motivated by the opportunities for improving sustainability for the benefit of our Company, our industry, and the world.

Exhibit 99.2
Outlook & Closing
In conclusion, while the foundation is in place, our near-term performance levels were below our expectations. We're encouraged by our progress this quarter and are optimistic that our execution, paired with the expected favorable pricing environment in the coming quarters, will lead to meaningful improvement in our results in the second half of the fiscal year and through calendar 2023. Our near-term objectives are to bring Farmer Brothers back to profitability, improve our competitive position for sustainable long-term growth, and enhance our ability to manage macroeconomic challenges and challenges within our industry. The strategy is in place, and we are determined to show the benefits of our hard work as we move through fiscal 2023 and into the next fiscal year.

Contact:
Ellipsis IR
Investor.relations@farmerbros.com

Exhibit 99.2
Investor Conference Call
The Company will host an audio-only investor conference call today, February 8, 2023, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the second fiscal quarter ended December 31, 2022.
The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/ab6mt6ci and at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available by phone to investors and analysts through pre-registration. Callers who pre-register will be given dial-in details and a unique PIN via email to gain immediate access to the call and bypass the live operator. To pre-register, please go here.
The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Brothers Co. website and will be available approximately two hours after the end of the live webcast.
About Farmer Bros. Co.
Founded in 1912, Farmer Brothers. Co. is a national coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.
Headquartered in Northlake, Texas, Farmer Brothers Co. generated net sales of $469.2 million in fiscal 2022. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.
Forward-Looking Statements
This letter and other documents we file with the Securities and Exchange Commission (“SEC”) contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our financial condition, our products, our business strategy, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “may,” “assumes” and other words of similar meaning. These statements are based on management’s beliefs, assumptions, estimates and observations of future events based on information available to our management at the time the statements are made and include any statements that do not relate to any historical or current fact. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements due in part to the risks, uncertainties and assumptions set forth in Part I, Item 1A of

Exhibit 99.2
our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed with the SEC on September 2, 2022 (the “2022 Form 10-K”) as amended by Amendment No. 1 to the 2022 Form 10-K, filed with the SEC on October 27, 2022, as well as other factors described from time to time in our filings with the SEC.
Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, severe weather, levels of consumer confidence in national and local economic business conditions, the impact of labor shortages, the increase of costs due to inflation, an economic downturn caused by any pandemic, epidemic or other disease outbreak, comparable or similar to COVID-19, the success of our turnaround strategy, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in our performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of our business and achievement of financial metrics related to those plans, our success in retaining and/or attracting qualified employees, our success in adapting to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, including any effects from inflation, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks, uncertainties and assumptions described from time to time in our filings with the SEC.
Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this letter and any other public statement made by us, including by our management, may turn out to be incorrect. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required under federal securities laws and the rules and regulations of the SEC.

Exhibit 99.2
FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Net sales	$132,692	$118,445	$254,073	$226,807
Cost of goods sold	102,303	83,451	197,086	160,359
Gross profit	30,389	34,994	56,987	66,448
Selling expenses	27,220	28,019	54,811	54,028
General and administrative expenses	9,832	11,394	20,319	23,201
Net loss (gains) from sales of assets	55	153	(7,127)	(4,429)
Operating expenses	37,107	39,566	68,003	72,800
Loss from operations	(6,718)	(4,572)	(11,016)	(6,352)
Other (expense) income:
Interest expense	(3,580)	(2,489)	(8,221)	(5,515)
Other, net	(3,270)	1,767	(1,662)	4,211
Total other expense	(6,850)	(722)	(9,883)	(1,304)
Loss before taxes	(13,568)	(5,294)	(20,899)	(7,656)
Income tax expense	40	126	83	188
Net loss	$(13,608)	$(5,420)	$(20,982)	$(7,844)
Less: Cumulative preferred dividends, undeclared and unpaid	—	148	—	295
Net loss available to common stock holders	$(13,608)	$(5,568)	$(20,982)	$(8,139)
Net loss available to common stockholders per common share—basic	$(0.73)	$(0.31)	$(1.09)	$(0.45)
Net loss available to common stockholders per common share—diluted	$(0.73)	$(0.31)	$(1.09)	$(0.45)
Weighted average common shares outstanding—basic	18,723,957	18,106,151	19,243,707	18,034,658
Weighted average common shares outstanding—diluted	18,723,957	18,106,151	19,243,707	18,034,658

Exhibit 99.2
FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	December 31,	June 30,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$17,624	$9,819
Restricted cash	2,316	175
Accounts and notes receivable, net of allowance for credit losses of $190 and $195, respectively	50,313	46,935
Inventories	83,537	99,618
Short-term derivative assets	1,836	3,022
Prepaid expenses	4,480	4,491
Assets held for sale	110	1,032
Total current assets	160,216	165,092
Property, plant and equipment, net	133,726	138,150
Intangible assets, net	14,678	15,863
Right-of-use operating lease assets	27,341	27,957
Other assets	3,033	3,009
Total assets	$338,994	$350,071
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	62,616	52,877
Accrued payroll expenses	8,925	14,761
Right-of-use operating lease liabilities - current	7,974	7,721
Term loan - current	3,133	3,800
Short-term derivative liability	5,352	2,349
Other current liabilities	5,626	6,095
Total current liabilities	93,626	87,603
Long-term borrowings under revolving credit facility	67,000	63,000
Term loan - noncurrent	42,131	40,123
Accrued pension liabilities	28,513	28,540
Accrued postretirement benefits	807	787
Accrued workers’ compensation liabilities	2,704	3,169
Right-of-use operating lease liabilities	19,938	20,762
Other long-term liabilities	1,337	1,339
Total liabilities	$256,056	$245,323
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; no shares outstanding as of December 31, 2022 and 14,700 shares issued and outstanding as of June 30, 2022; liquidation preference of $17,346 as of June 30, 2022	—	15
Common stock, $1.00 par value, 50,000,000 shares authorized; 19,681,943 and 18,464,966 shares issued and outstanding as of December 31, 2022 and June 30, 2022, respectively	19,683	18,466
Additional paid-in capital	74,094	71,997
Retained earnings	31,719	52,701
Less accumulated other comprehensive loss	(42,558)	(38,431)
Total stockholders’ equity	$82,938	$104,748
Total liabilities and stockholders’ equity	$338,994	$350,071

Exhibit 99.2

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Six Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(20,982)	$(7,844)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	11,316	12,328
Gain on settlement related to Boyd's acquisition	(1,917)	—
Net gains from sales of assets	(7,127)	(4,429)
Net loss (gains) on derivatives instruments	2,074	(7,952)
401(k), ESOP and share-based compensation expense	4,665	2,507
Provision for credit losses	211	301
Change in operating assets and liabilities:
Accounts receivable	(3,589)	(8,458)
Inventories	16,081	(11,634)
Derivative (liabilities) assets, net	(1,668)	8,201
Other assets	(219)	2,273
Accounts payable	9,877	8,237
Accrued expenses and other	(5,159)	(2,125)
Net cash provided by (used in) operating activities	3,563	(8,595)
Cash flows from investing activities:
Purchases of property, plant and equipment	(7,714)	(5,887)
Proceeds from sales of property, plant and equipment	9,933	8,175
Net cash provided by investing activities	2,219	2,288
Cash flows from financing activities:
Proceeds from Credit Facilities	54,000	4,000
Repayments on Credit Facilities	(49,383)	(4,000)
Payments of finance lease obligations	(96)	(23)
Payment of financing costs	(357)	(309)
Net cash provided by (used in) financing activities	4,164	(332)
Net increase (decrease) in cash and cash equivalents and restricted cash	9,946	(6,639)
Cash and cash equivalents and restricted cash at beginning of period	9,994	10,438
Cash and cash equivalents and restricted cash at end of period	$19,940	$3,799

Exhibit 99.2
Non-GAAP Financial Measures
In addition to net loss determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net loss excluding the impact of:
•income tax expense;
•interest expense; and
•depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net loss excluding the impact of:
•income tax expense;
•interest expense;
•depreciation and amortization expense;
•401(k), ESOP and share-based compensation expense;
•gain on settlement with Boyd's sellers;
•net loss (gains) from sales of assets; and
•severance costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have not adjusted for the impact of interest expense on our pension and postretirement benefit plans.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Net loss, as reported	$(13,608)	$(5,420)	$(20,982)	$(7,844)
Income tax expense	40	126	83	188
Interest expense (1)	2,415	1,634	5,890	3,806
Depreciation and amortization expense	5,664	6,049	11,316	12,328
EBITDA	$(5,489)	$2,389	$(3,693)	$8,478
EBITDA Margin	(4.1)%	2.0%	(1.5)%	3.7%
____________
(1)Excludes interest expense related to pension plans and postretirement benefit plan.

Exhibit 99.2
Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Net loss, as reported	$(13,608)	$(5,420)	$(20,982)	$(7,844)
Income tax expense	40	126	83	188
Interest expense (1)	2,415	1,634	5,890	3,806
Depreciation and amortization expense	5,664	6,049	11,316	12,328
401(k), ESOP and share-based compensation expense	2,302	1,605	4,499	2,997
Gain on settlement with Boyd's sellers (2)	—	—	(1,918)	—
Net loss (gains) from sale of assets	55	153	(7,127)	(4,429)
Severance costs	58	352	292	942
Adjusted EBITDA	$(3,074)	$4,499	$(7,947)	$7,988
Adjusted EBITDA Margin	(2.3)%	3.8%	(3.1)%	3.5%
________
(1) Excludes interest expense related to pension plans and postretirement benefit plans.
(2) Result of the settlement related to the acquisition of Boyd Coffee Company which included the cancellation of shares of Series A Preferred Stock and settlement of liabilities.